REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED

We have audited the accompanying statement of financial condition of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED. (a development stage entity) as at January 31, 1999 and the related statements of operations, cash flows and changes in stockholders' equity from the inception of incorporation, May 4, 1998 to January 31, 1999. These statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe this audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at January 31, 1999 and the results of its operations and its cash flows and changes in stockholders' equity from the inception of incorporation, May 5, 1998 to January 31, 1999 in accordance with generally accepted Canadian accounting principles
(which conform to generally accepted accounting principles in the United States of America).

The accompanying financial statements have been prepared assuming that AMERI-CAN RAILWAY SYSTEMS, INCORPORATED will continue as a going concern. As discussed in Note 2b to the financial statements, AMERI-CAN RAILWAY SYSTEMS, INCORPORATED is a development stage entity and is dependent upon the raising of equity capital, which raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/ Feldhammer Fishman
                                           Chartered Accountants

Montreal, Quebec
February 19, 1999


                     Feldhammer Fishman S.E.N.C.
    5050 De Sorel, Suite 110, Montreal, Quebec, Canada H4P 1G5
Tel. (514) 735-5375  Fax:  (514) 738-8137  Internet:  ffgroup@citenet.net

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Corporation)

                      STATEMENT OF OPERATIONS

                FROM THE INCEPTION OF INCORPORATION
                  MAY 4, 1998 TO JANUARY 31, 1999
                               ($US)




   SALES                                      $          0
                                              -------------
   EXPENSES
     Bank charges                                      159
     General                                           711
     Rent                                            1,778
     Telecommunications                              1,338
                                              -------------
                                                     3,986
                                              -------------
   NET LOSS                                   $     (3,986)
                                              =============
   NET LOSS PER SHARE                         $          -
                                              -------------
   AVERAGE SHARES OUTSTANDING                    9,726,489
                                              -------------


                        See accompanying notes

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Corporation)

                   STATEMENT OF FINANCIAL CONDITION

                        AS AT JANUARY 31, 1999
                                ($US)

                      ASSETS

CURRENT
  Cash in bank                                        $     10,650
                                                      -------------
OTHER ASSETS
  Deferred charges                                         145,208
  Organization costs                                           452
  Registration fee                                           4,975
  Other assets (Note 6)                                      5,000
  Non-compete agreements (Note 6)                                1
  Patents pending (Note 6)                                  50,000
                                                      -------------
                                                           205,636
                                                      -------------
                                                      $    216,286
                                                      =============

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities            $     13,025
  Note payable (Note 4)                                     50,000
                                                      -------------
                                                            63,025
                                                      -------------
STOCKHOLDERS' EQUITY
  Common stock (Note 3)                                        973
  Subscriptions receivable (Note 5)                         (2,946)
  Contributed capital                                      159,220
  Deficit - Net loss for the period                         (3,986)
                                                      -------------
                                                           153,261
                                                      -------------
                                                      $    216,286
                                                      =============

                        See accompanying notes

Approved:

_________________________ Director

                 AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Corporation)

                        STATEMENT OF CASH FLOWS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)



CASH FLOW FROM OPERATIONS
  Net loss                                            $     (3,986)
  Changes in assets and liabilities
  Assets                                                  (145,306)
  Liabilities                                               63,025
                                                      --------------
CASH USED IN OPERATIONS                                    (86,267)

CASH FLOW FROM INVESTING ACTIVITIES                             --
CASH FLOW USED IN INVESTING ACTIVITIES                          --

CASH FLOW FROM FINANCING
  Proceeds from the Sale of Stock                           99,863
  Subscriptions Receivable                                  (2,946)
                                                      --------------
NET INCREASE IN CASH                                        10,650
CASH AT BEGINNING OF PERIOD                                      0
CASH AT THE END OF PERIOD                                   10,650

                    SUPPLEMENTAL CASH FLOW INFORMATION
INCOME TAXES PAID                                                0
INTEREST PAID                                                    0




                           See accompanying notes


                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Corporation)

              STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FROM THE INCEPTION OF INCORPORATION
                     MAY 4, 1998 TO JANUARY 31, 1999
                                  ($US)

                                                                                                   Total
                                       Common Stock           Contributed       Deficit         Stockholder
                                    Shares        Value         Capital                            Equity

Balance - Beginning                       0      $     0       $       0        $      0         $       0

Net loss                                  0            0               0          (3,986)           (3,986)

Common stock for
acquisition of assets of
Ameri-can Equipment
Sales & Leasing Inc.                 50,000            5           4,995               0             5,000

Common stock for
acquisition of patents and
non-compete agreement             4,520,239          452          49,549               0            50,001

Cash contributions                1,983,500          199           4,801               0             5,000

Subscriptions receivable                  0            0               0               0            (2,946)

Common stock for
lock-up agreement                     6,500            0               0               0                 0

Common stock for
service contracts                   251,250           25             (25)              0                 0

Common stock sold  for
$0.0001                           1,915,000          192               0               0               192

Common stock sold for
$0.10                             1,000,000          100          99,900               0           100,000
                                 -----------     --------      ----------       ---------        ----------
Balance - ending                  9,726,489      $   973       $ 159,220        $ (3,986)        $ 153,261
                                 ===========     ========      ==========       =========        ==========



                                    See accompanying notes

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

1. ORGANIZATION

The company, incorporated on May 4, 1998 in New Hampshire, was formed to manufacture and sell railway level crossings to the railroad industry. The company is devoting all its efforts to establishing a new business. Planned principal operations have not yet started.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION

a) Stock Based Compensation

The Financial Accounting Standards Board (FASB) recently issued
Statement of Financial Accounting Standards (SFAS) No. 123,
"Accounting for Stock-Based Compensation." This new standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments based on a fair-value method of accounting.

Companies that do not choose to adopt new expense recognition rules of SFAS No. 123 will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion (APBO) No. 25, but will be required to provide proforma disclosures of the compensation expense determined under the fair-value provisions of SFAS No. 123, if material. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, option grants where the exercise price is equal to the market price at the date of the grant.

The Company has adopted the disclosure provisions of SFAS No. 123 effective June 30, 1998. The Company has opted to follow the accounting provisions of APBA No. 25 for stock-based compensation and to furnish the proforma disclosures required under SFAS No. 123.

b) Going Concern

The accompanying statement of financial condition has been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's continuation as a going concern is dependant upon its ability to raise capital from outside sources.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION (CONT'D)

c) New Accounting Standards

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share." This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings per share and diluted earnings per share.

The Company is required to adopt the provisions of SFAS No. 128 beginning on June 30, 1998. Management does not believe the adoption of this standard will have a material effect on the financial statements.

d) Offering Costs

Offering costs will be capitalized as incurred and will be recognized as a reduction of the gross proceeds of the Company's offering of its common stock. If the offering is deemed unsuccessful, any such costs incurred will be expensed in the period the offering is deemed unsuccessful.

e) Revenue Recognition:

Revenue is to be recognized when product is shipped FOB shipping point.

f) Income Taxes

The company will account for income taxes using the asset and liability method as required by FAS 109. Deferred income taxes will reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

g) Fixed Assets

Fixed assets additions will be capitalized at cost and amortized over their expected useful lives.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION (CONT'D)

h) Average Common Shares Outstanding

The average common shares outstanding is based upon a weighted average number of common shares outstanding. Common stock has been considered "cheap stock" and accordingly all "cheap stock" has been considered as outstanding for all periods.

i) Deferred Charges

The company has incurred certain consulting and professional fees as well as some product development costs. These amounts have been accounted for as deferred charges and will not be expensed until the Company commences operations. When the Company starts operations these amounts will be amortized over five years.

3. CAPITAL STOCK

   AUTHORIZED:

   50,000,000   Common shares at $0.0001 par value.
   25,000,000   Preferred shares at $0.0001 par value.

   ISSUED:

    9,726,489   Common shares                             $          0
                                                          ============

4. NOTE PAYABLE

The company issued a promissory note in the amount of $50,000 as payment to certain consultants for services rendered. The note bears interest at 8% per annum and is payable at the earlier of the Company raising $500,000 of new equity capital and one year from January 1, 1999.

5. SUBSCRIPTIONS RECEIVABLE

The Company sold 294,600 shares of its common stock during June 1998 for a promissory note in the amount of $2,946. The note bears interest at the rate of New York State's prime lending rate plus 1%. This note is due on November 30, 1999 and is secured by the related common stock.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

6. RELATED PARTY TRANSACTIONS

On May 11, 1998 the Company acquired certain assets which comprised of the rights to the contractual relationship Ameri-Can Equipment Sales and Leasing Inc. has with Geismar, industry relationships, goodwill, and application experience in exchange for 50,000 shares of the Company from Ameri-Can Equipment Sales and Leasing Inc. ("AEL"), a Canadian corporation. Although "AEL" and the Company at the time of sale had one hundred percent common ownership, the Company is, in management's opinion, not a successor company to "AEL". "AEL" is engaged in a completely different business apart from the Company's railway communications and signaling business. Additionally, the Company issued to the principal shareholder 4,520,239 shares of its $0.0001 par value common stock. These shares were issued in reliance on the "private placement" exemption under the Securities Act of 1933, as amended ("the Act), in exchange for certain assets including the assignment of patents and a non-compete agreement. The transaction was accounted for under the purchase method of accounting.

Other officers, directors and management of the Company purchased their stock for $5,000 plus entering into a non-compete agreement for which no value was given on the financial statements.

On June 20, 1998 the officer, directors and certain members of the advisory board entered into a "lock-up agreement" with the Company, agreeing to withhold from sale, for a period of two years, any shares of the Company's common stock which they own directly or deemed to own beneficially. For this agreement they each received 500 shares which are not locked up. The total number of these shares locked-up is 6,811,489.

On June 20, 1998 the Company adopted the Equity Incentive Plan to provide directors, officers and certain key employees with additional incentives. 4,500,000 shares of common stock have been reserved for issuance pursuant to stock options and stock awards. The exercise price of all incentive stock options granted may not be less than the fair market value of the underlying common stock at the date of grant. To date, no shares have been issued pursuant to this plan. The Equity Incentive Plan will be administered by a committee of two or more non-employee members of the Company's Board of Directors.

Options to purchase 500,000 of the Company's common stock have been granted to certain consultants of the company. The options have a term of five years and are vested upon the date of the grant. A consultant exercised in April 1999 options to purchase 250,000 shares of the company's common stock, which was issued pursuant to Regulation 504 D. However, such Stock is prohibited from being sold for a period of 24 months pursuant to a restriction in the consultants agreement commonly referred to as a Lock-up Agreement. Such shares of Stock will bear this restriction as a legend on the face the Stock Certificates.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

6. RELATED PARTY TRANSACTIONS (CONT'D)

The Company has entered into employment contracts with its executive officers. The terms of the contracts provide for provisions to terminate the parties at any time as stipulated under the conditions of their individual contracts. Mr. Harland's contract is for a term of five years and he is to be compensated in the amount of $100,000 per year plus a bonus. Mr. Ross is contracted for two years and is to be compensated in the amount of $61,000 per year plus quarterly stock options. Mr. Miziolek is compensated in the amount of $45,000 per year plus semi-annual stock options. The compensation packages of the officers shall be reviewed from time to time by the directors of the Company. The officers have agreed to forgo compensation until the Company is successful in raising initial financing in the amount of $1,000,000.